Exhibit 99.1

Alector Reports 2020 First Quarter Financial Results and Business Highlights

•	Provides business continuity update regarding COVID-19

•	Continued execution across immuno-neurology platform

•	On track to initiate pivotal Phase 3 trial of AL001 in patients with frontotemporal dementia with a progranulin mutation (FTD-GRN) and a Phase 2 study of AL002 in Alzheimer’s disease patients in 2020

•	Strong cash and investments position of $548.5 million to support execution of clinical, research, and operational goals

SOUTH SAN FRANCISCO, Calif., May 13, 2020 -- Alector, Inc. (Nasdaq: ALEC), a clinical- stage biotechnology company pioneering immuno-neurology, today announced business highlights and financial results for the first quarter ended March 31, 2020.

“At Alector we are committed to developing transformative treatments for neurodegeneration. We believe that our mission could benefit millions of patients and families affected by neurodegenerative diseases, and even with the current COVID-19 health crisis, we remain focused on advancing our portfolio of immuno-neurology programs,” said Arnon Rosenthal, Ph.D., Co-founder, and Chief Executive Officer of Alector. “Our COVID-19 task force and the entire Alector team continues to focus on initiating a pivotal Phase 3 study of AL001 in FTD-GRN patients and a Phase 2 study of AL002 in Alzheimer’s disease patients in 2020.”

Business Highlights

COVID-19 Response

Alector is actively monitoring the evolving impact of COVID-19 on its operations and clinical trials, with a primary focus on the health and safety of employees, clinical trial participants, and clinical trial site teams. The Company is complying with regulatory, institutional, and governmental guidance for conducting its business worldwide. As the COVID-19 pandemic continues to evolve, it could impact Alector’s programs in the future.

The Company is also continuing with its efforts to complete enrollment across ongoing clinical trials. Currently, certain clinical trial sites have delayed enrollment of new patients and paused clinical trial visits across clinical development programs. Alector is aware that some participants in ongoing trials have not been able to receive scheduled doses on time due to site closures or various state and local shelter-in-place directives. However, the Company is continuing to collect data from all existing clinical trial participants enrolled to date.

The Company remains on track with previously stated guidance to initiate a pivotal Phase 3 study of AL001 in FTD-GRN patients in 2020. Alector also intends to initiate a Phase 2 study of AL002 in Alzheimer’s disease patients in 2020. Ongoing activities for AL003, AL101, and AL014 programs are continuing as planned. The Company believes that its cash and investments as of March 31, 2020 will be sufficient to fund its anticipated operations through 2022.

Progranulin Portfolio: AL001, AL101

-	The Company remains on track to advance AL001 into a pivotal Phase 3 study in FTD-GRN patients in 2020.
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Alector expects to present preliminary Phase 2 data of AL001 in FTD-GRN patients at medical meetings in 2020. The number of patients with available data for presentation may be impacted by the COVID-19 pandemic.

-	Initial Phase 1a data of AL101 in healthy volunteers are also expected during in 2020.

Alzheimer’s Disease Portfolio: AL002, AL003, AL014

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Following the completion of the Phase 1a study with AL002 and based on the safety and biomarker data collected in preclinical studies and in healthy volunteers, and in agreement with its partner AbbVie, Alector has closed enrollment for the Phase 1b study of AL002 and will proceed with initiating a Phase 2 trial in Alzheimer’s disease patients in 2020.

-	The Company continues to advance the Phase 1b trial of AL003 in Alzheimer’s disease. AL003 is being developed by Alector in collaboration with its partner AbbVie.
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Alector plans to initiate Phase 1 development for AL014 within the next 12 months. AL014 is the Company’s latest prioritized candidate that targets MS4A4A, a transmembrane receptor protein that is expressed selectively in microglia in the brain and is associated with control of microglia functionality and potential viability.

Immuno-oncology Portfolio

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In March, Alector entered into a regional licensing agreement with Innovent Biologics for the development and commercialization of AL008 in oncology indications in China. AL008 is a potentially best-in-class SIRP-alpha inhibitor with a unique dual mechanism of action that non-competitively antagonizes the CD47-SIRP-alpha pathway by inducing the internalization and degradation of the inhibitory receptor on macrophages to relieve immune suppression (a "don't eat me signal") while also engaging Fc gamma receptors to promote immuno-stimulatory pathways that drive anti-tumor immunity. Alector retains the global rights for AL008 outside of China.

First Quarter 2020 Financial Results

Revenue. Collaboration revenue for the quarter ended March 31, 2020 was $7.2 million compared to $5.6 million for the same period in 2019. This increase was primarily due to an increase in expenses for the AL002 and AL003 programs compared to the same period last year.

R&D Expenses. Total research and development expenses for the quarter ended March 31, 2020 were $34.6 million compared to $20.6 million for the same period in 2019. This increase was driven by an increase in personnel-related expenses as headcount grew to support the advancement of the clinical and pre-clinical programs. Additionally, expenses increased due to timing of manufacturing runs and continued progression through clinical trials for several programs. Expenses for AL014 increased as well as for other early stage programs as investment in research and clinical pipeline continues.

G&A Expenses. Total general and administrative expenses for the quarter ended March 31, 2020 were $14.6 million compared to $5.8 million for the same period in 2019. This increase was primarily due to an increase in personnel-related expenses due to increased headcount to support the advancement of the clinical and pre-clinical programs and an increase in legal costs associated with our ongoing arbitration proceedings for certain intellectual property matters.

Net Loss. For the quarter ended March 31, 2020, Alector reported a net loss of $40.0 million, compared to a net loss of $18.6 million for the same period in 2019.

Cash Position. Cash, cash equivalents, and marketable securities were $548.5 million as of March 31, 2020.

About Alector

Alector is a clinical stage biotechnology company pioneering immuno-neurology, a novel therapeutic approach for the treatment of neurodegenerative diseases. Immuno-neurology targets immune dysfunction as a root cause of multiple pathologies that are drivers of degenerative brain disorders. Alector is developing a broad portfolio of programs designed to functionally repair genetic mutations that cause dysfunction of the brain’s immune system and enable the rejuvenated immune cells to counteract emerging brain pathologies. The Company’s product candidates are supported by biomarkers and target genetically defined patient populations in frontotemporal dementia and Alzheimer’s disease. Alector is headquartered in South San Francisco, California. For additional information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed offering, and other risks and uncertainties related to the offering, Alector and its business as set forth in Alector’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2020, as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2020	2019

Cash, cash equivalents, and marketable securities	$548,535	$353,073
Total assets	618,928	421,913
Total current liabilities (excluding deferred revenue)	39,686	31,805
Deferred revenue (including current portion)	146,230	153,401
Total liabilities	227,194	227,170
Total stockholders’ equity	391,734	194,743

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Collaboration revenue	$7,171	$5,605
Operating expenses:
Research and development	34,605	20,607
General and administrative	14,644	5,759
Total operating expenses	49,249	26,366
Loss from operations	(42,078)	(20,761)
Other income, net	2,059	2,201
Net loss	$(40,019)	$(18,560)
Net loss per share, basic and diluted	$(0.53)	$(0.42)
Shares used in computing net loss per share, basic and diluted	74,820,950	43,828,106

Source: Alector, Inc.

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